UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2011

THQ INC.
(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29903 Agoura Road
Agoura Hills,
California	91301
(Address of principal executive offices)	(Zip Code)

(818) 871-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2011, THQ Inc. (the “Company”) entered into a Credit Agreement and a Security Agreement (collectively, the “Credit Facility”) with Wells Fargo Capital Finance, LLC (“Wells Fargo”). The Credit Facility provides for a $75 million revolving credit facility from October 1, 2011 through December 14, 2011 and $50 million revolving facility at all other times during the term of the Credit Facility. The Credit Facility includes a $10 million letter of credit subfacility.
The Credit Facility has a four-year term; provided, however, it will terminate on June 16, 2014 if any obligations are still outstanding under the notes (“Notes”) issued by Company under that certain indenture between Company and Union Bank, N.A., as trustee, dated August 4, 2009. Borrowings under the Credit Facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a variable base rate or a LIBOR rate. The applicable margin for base rate loans ranges from 2.25% to 2.5% and for LIBOR rate loans ranges from 3.75% to 4.0%, in each case, depending on the level of the Company's borrowings. Borrowings under the Credit Facility are conditioned on the Company maintaining certain liquidity levels, or in the absence of sufficient liquidity, certain fixed charge coverage ratios, as set forth in the Credit Facility. The Company has paid a $750,000 closing fee and will be required to pay other customary fees, including an unused line fee based on usage under the Credit Facility as well as fees in respect of letters of credit.
The Credit Facility is guaranteed by most of the Company's domestic subsidiaries (each, an “Obligor”) and secured by substantially all of the assets of the Company and each Obligor.
     The Credit Facility contains customary affirmative and negative covenants, including, among other terms and conditions, and limitations (subject to certain permitted actions) on the Company and each Obligor's ability to: create, incur, guarantee or be liable for indebtedness; dispose of assets outside the ordinary course; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of their respective properties; make investments or capital expenditures; or pay dividends or make distributions. In addition, the Credit Facility provides for certain events of default such as nonpayment of principal and interest when due, breaches of representations and warranties, noncompliance with covenants, acts of insolvency, default on certain agreements related to indebtedness, including the Notes, and entry of certain judgments against the Company or an Obligor. Upon the occurrence of an event of default which is continuing, at the option of the required lenders (as defined in the Credit Facility), all amounts due under the Credit Facility will bear interest at 2.0% above the interest rate otherwise applicable. In addition, the Company is required to maintain a minimum fixed charge coverage ratio of 1.1 to 1.0 and must achieve a minimum EBITDA as set forth in the Credit Facility.
    The Company intends to use any proceeds of the Credit Facility for working capital and other corporate purposes.

The above summaries of the material terms of the Credit Facility are not complete statements of the parties' rights and obligations with respect to the transactions contemplated by the Credit Facility. The above statements are qualified in their entirety by reference to the Credit Facility.

Item 1.02 Termination of a Material Definitive Agreement.

On September 23, 2011, in conjunction with the entry into the Credit Facility described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its Loan and Security Agreement, dated June 30, 2009, as amended, with Bank of America, N.A (the “Prior Facility”). At the time of termination of the Prior Facility, there were no outstanding borrowings or letters of credit and upon termination all mortgages, deeds of trust, liens and other security interests that the Company had granted to Bank of America, N.A. under the Prior Facility were released.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Facility set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
	Exhibit Number	Description
	10.1	Credit Agreement dated as of September 23, 2011, by and between the Company and Wells Fargo Capital Finance, LLC.
	10.2	Security Agreement dated as of September 23, 2011, by and between the Company and Wells Fargo Capital Finance, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/ Edward L. Kaufman
Date: September 28, 2011		Edward L. Kaufman,
Executive Vice President, Business and Legal Affairs, and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Credit Agreement dated as of September 23, 2011, by and between the Company and Wells Fargo Capital Finance, LLC.
10.2	Security Agreement dated as of September 23, 2011, by and between the Company and Wells Fargo Capital Finance, LLC.